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1801 E. St. Andrew Place, Santa Ana, CA  92705                                                                                                                      FOR IMMEDIATE RELEASE
(714) 466-1100 Fax (714) 466-5800                                                                                                                            Company Contact: Kevin Michaels
                                                                          (714) 466-1608

POWERWAVE TECHNOLOGIES ANNOUNCES 1-FOR-5 REVERSE STOCK SPLIT AND AUTHORIZED SHARE REDUCTION

SANTA ANA, Calif., October 28, 2011 - Powerwave Technologies, Inc. (NasdaqGS: PWAV),
a global supplier of end-to-end wireless solutions for wireless communications networks, announced today that its Board of Directors and stockholders have approved a 1-for-5 reverse stock split of its outstanding shares of common stock and a reduction in the number of authorized shares of its common stock, each of which were effective as of October 28, 2011.

Reverse Stock Split and Authorized Share Reduction

The Board of Directors and stockholders of Powerwave approved the filing of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to (i) effect a reverse stock split of Powerwave’s issued and outstanding shares of common stock at a ratio of 1-for-5, and (ii) reduce the number of authorized shares of common stock from 250,000,000 to 100,000,000.  The Company filed the Certificate of Amendment with the Delaware Secretary of State effective as of October 28, 2011.  As a result of the reverse stock split, the number of shares of Powerwave’s issued and outstanding common stock has been reduced by approximately 80% (prior to adjusting for fractional shares).  In addition, the combination of the reverse stock split and the authorized share reduction had the effect of increasing the number of shares of common stock available for issuance by Powerwave.

Computershare Trust, N.A., Powerwave’s transfer agent, is acting as the Exchange Agent for the reverse stock split.  Stockholders will receive the forms and notices to exchange their existing shares for the new shares from the Exchange Agent, or from their bank, broker or other nominee holder.  Stockholders will not receive fractional shares in connection with the reverse stock split.  Instead, stockholders who would otherwise be entitled to receive fractional shares of Common Stock are entitled to receive cash (without interest or deduction) from the Exchange Agent in lieu of such fractional share upon the submission of a letter of transmittal by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s underlying stock certificates.  The cash payment to be received by any such stockholder will be determined by multiplying (x) the closing price per share of the Powerwave common stock as reported on The NASDAQ Global Select Market on October 28, 2011, by (y) the fraction of one share owned by such stockholder.  Stockholders who hold stock certificates evidencing their shares of Powerwave common stock are advised that they should not send in their stock certificates until they receive a letter of transmittal, which will contain detailed instructions for exchanging their existing stock certificates.

Powerwave expects that the split-adjusted shares of its common stock will begin trading on The NASDAQ Global Select Market at the open of the market on October 31, 2011.  Powerwave’s also expects that its shares will continue to trade under the symbol “PWAV,” with a “D” included as a suffix to the symbol for 20 trading days to signify that the reverse stock split has occurred.

Forward Looking Statements

This press release contains certain statements regarding the timing of trading of the split-adjusted shares that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Reform Act of 1995.  The forward-looking statements contained in this press release are based on information available to Powerwave as of the date of this press release and management’s views and assumptions regarding future events as of the date of this press release and are subject to risks and uncertainties which could cause the outcome of future events to differ materially from those assumed or intended.  Such potential risks and uncertainties include, but are not limited to, risks associated with the timing of the effectiveness of the reverse stock split on the NASDAQ Global Select Market.  Additional risks and uncertainties include those described in Powerwave’s Form 10-K for the fiscal year ended January 2, 2011, and its Form 10-Q for the quarterly period ended July 3, 2011, both of which were filed with the Securities and Exchange Commission (the “SEC”), and other risks and uncertainties detailed from time to time in Powerwave’s other reports filed with the SEC.  Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that Powerwave faces.  Powerwave expressly disclaims any intent or obligation to update any forward looking statements, whether as a result of new information, future events or otherwise, after the date of this press release to conform such statements to actual results or to changes in our opinions or expectations except as required by applicable law or the rules of the NASDAQ Stock Market.

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks.  Powerwave designs, manufactures and markets a comprehensive suite of wireless solutions, including antennas, base station products and advanced coverage solutions, utilized in all major wireless network protocols and frequencies, including Next Generation Networks in 4G technology, such as LTE and WiMAX.  Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705.  For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE  (797-9283) or visit our web site at www.powerwave.com.  Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.
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